Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the use in this Registration Statement on Form F-1 (File No. 333-283249) of our report dated June 20, 2024 relating to the consolidated financial statements of Baird Medical Investment Holdings Limited as of December 31, 2023 and for the two years ended December 31, 2023, appearing in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

Guangzhou, China

December 5, 2025

GUANGZHOU OFFICE • Ste.1712 • CTF Finance Center • 6 Pearl River East Rd. • Pearl River New Town • Tianhe Dist. • Guangzhou • 510623

Phone 8620.3877.0819 • Fax 8620.8072.0039 • www.marcumasia.com